Exhibit 10.3

MOOG INC. 2014 LONG TERM INCENTIVE PLAN
TIME VESTED AWARD TERMS AND CONDITIONS

THIS TIME VESTED AWARD, effective as of the date of grant specified on the cover sheet (the “Grant Date”), is between MOOG INC. (“Moog” and, together with its Subsidiaries, the “Company”), and the named employee of the Company (the “Employee”) pursuant to the Moog Inc. 2014 Long Term Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to provide, and the Employee wishes to receive, a cash denominated incentive payable in shares of Company Stock to continue in the service of the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in these terms and conditions and the attached cover sheet (together the “Agreement”), the Employee and the Company hereby agree as follows:

1.Grant of TVA.

The Company hereby grants to the Employee a time-vested cash award (the “Time Vested Award” or “TVA”) payable as a Stock Bonus on vesting. The TVA is denominated in United States dollars and, subject to the vesting and other terms and conditions of the Agreement and the Plan, represents the right to receive, as of each Vesting Date, shares of Class B Common Stock having an aggregate Fair Market Value (or an equivalent cash amount) equal to one-third of the Fixed-Cash Amount specified on the cover sheet.

Unless otherwise defined in this Agreement, the terms used in this Agreement have the meanings given them in the Plan.

2.Earned Award; Settlement.

(a)Vesting Dates. Subject to the Employee remaining continuously employed by the Company through each applicable Vesting Date, the TVA will become vested as to one-third of the Fixed-Cash Amount on each of the first three anniversaries of the Grant Date (each anniversary date being a “Vesting Date”). If the Employee’s employment with the Company terminates for any reason prior to a Vesting Date, the unvested portion of the TVA will be automatically forfeited on the Employee’s termination date.

(b)Settlement. As soon as practicable, but in no event later than 30 days, following each Vesting Date, Moog will issue to the Employee, a number of shares of Class B Common Stock having an aggregate Fair Market Value equal to (i) one-third of the Fixed-Cash Amount specified on the cover sheet, divided by (ii) the Fair Market Value of a share of Class B Common Stock on the relevant Vesting Date, rounded up to the nearest whole share. Issuance of the shares of Class B Common Stock (“Shares”) will be subject to Sections 4 and 7 below. Provided, however, the Company reserves the right, at its discretion, to settle vested amounts in cash rather than issue Shares.
Moog 2014 LTIP – Time Vested Award1

Exhibit 10.3

3.Effect of Change in Control.

Upon the occurrence of a Change in Control, to the extent the TVA has not previously been forfeited or terminated, any portion of a TVA that has not previously vested will fully vest and any remaining Fixed-Cash Amount will be paid in cash as soon as practicable, but in no event later than 30 days, following the Change in Control. AChange in Control will constitute a Change in Control for purposes of this Agreement only if the Change in Control satisfies the requirements of a “change in control event” within the meaning of Code Section 409A, or, in the case of a liquidation or dissolution of the Company, such liquidation or dissolution complies with the procedures set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).

4.Tax Withholding.

As a condition of this Award, the Employee agrees to pay or make arrangements for the payment to the Company of the amount of any and all federal, state, local and foreign income and employment taxes that the Company determines it is required by law to withhold with respect to this Award. Payment will be due on the date the Company is required to withhold such taxes. Unless the Committee determines otherwise in its sole discretion, or the Employee elects to make a cash payment to the Company in an amount sufficient to satisfy the withholding requirement, notwithstanding Section 7(c) the Company will satisfy the withholding requirement in accordance with Section 18 of the Plan by withholding from delivery to the Employee, Shares having a value equal to the amount of tax required to be withheld. The Company will provide procedures for Employees electing to make a cash payment to satisfy the withholding requirement.

5.Dividend Equivalents.

No dividend equivalents will be issued to the Employee with respect to the TVA.

6.Rights as Shareholder.

Neither the Employee nor any transferee has any rights as a shareholder with respect to any Shares covered by or relating to this Award until the date the Employee or transferee becomes the holder of record of the Shares.

7.Additional Conditions to Issuance of Stock.

(a)Compliance with Laws and Regulations. The Company is not obligated to issue or deliver any Shares to the Employee under this Award unless and until the Company is advised by its counsel that the issuance and delivery of the Shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which shares of Company Stock are listed.
(b)Right of First Refusal. The Employee acknowledges and agrees that the Shares issued with respect to the TVA are subject to repurchase under a right of first refusal in favor of the Company or any assignee of the Company, as set forth in the Company’s Right of
Moog 2014 LTIP – Time Vested Award2

Exhibit 10.3

First Refusal Policy, as it may be amended from time to time (the “First Refusal Policy”). The repurchase of Shares under the First Refusal Policy may be effected by the payment to the Employee, or to the Employee’s beneficiary or estate, as the case may be, of the value of the Shares as determined under the First Refusal Policy, a copy of which has been provided to the Employee.

(c)Holding Period for Shares. The Employee acknowledges and agrees that the Shares issued with respect to the TVA are subject to a holding period requirement whereby the Employee (or the Employee’s beneficiary or estate, as the case may be) may not sell or otherwise dispose of the Shares until 12 months following the date of issuance of the Shares.

(d)Restrictions on Transferability. Any stock certificates evidencing the Shares issued with respect to the TVA may include one or more legends that set forth such restrictions on transferability as may apply to the Shares under this Section and the Plan. Alternatively, such restrictions may be enforced through such other methods as may be determined by the Company in its sole discretion, including by restrictions on electronic transfers from accounts.

8.Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to the TVA or any future awards under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

9.Agreement Severable.

If any provision in this Agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

10.Governing Law.

Except to the extent preempted by an applicable federal law, the Plan and this Agreement will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.

11.Non-Transferability of the Award.

This Award may not be transferred in any manner other than by will or by the laws of descent or distribution. Any purported transfer in violation of the preceding sentence will be void and of no effect.
Moog 2014 LTIP – Time Vested Award3

Exhibit 10.3

12.Binding Effect.

This Agreement is binding upon, and inures to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties covered by the Agreement.

13.Tax Consequences.

The Employee acknowledges that this Award will have tax consequences to the Employee and that any and all such tax consequences are the sole responsibility of the Employee. The Employee should consult a tax adviser before accepting this Award or disposing of any Shares.

14.Risks.

The Employee is advised that the value of any Shares acquired under the TVA will fluctuate as the trading price of the Shares fluctuates. The Employee exclusively accepts all risks associated with a decline in the market price of the Shares and all other risks associated with the holding of Shares. No amount will be paid to, or in respect of, the Employee to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, the Employee for such purpose.

15.Effect of Agreement.

The Employee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with its terms and provisions (and has had an opportunity to obtain advice regarding this Award), and accepts this Award and agrees to be bound by its contractual terms as set forth in this Agreement and in the Plan. The Employee agrees to accept as binding, conclusive and final all decisions and interpretations of the Executive Compensation Committee regarding any questions relating to this Award. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time in accordance with its terms. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan will prevail. Modifications to this Agreement may be made only in a written agreement executed by a duly authorized officer of the Company. The Employee agrees at all times to abide by, and acknowledges that this Award is subject to, all applicable policies of the Company, including the Company’s insider trading policies and any recoupment or clawback policy, as may exist from time to time.

16.No Right to Employment.

Nothing in this Agreement or the Plan confers upon the Employee any right to continued employment with the Company for any period of time, nor does it interfere in any way with the Employee’s right or the Company’s right to terminate the employment relationship at any time, for any reason, with or without cause.

Moog 2014 LTIP – Time Vested Award4

Exhibit 10.3

17.Section 409A.

The TVA granted under this Agreement is intended to comply with or to be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and will be construed accordingly. However, the Company will not be liable to the Employee or any beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Agreement that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.

18.Data Privacy.

It is a condition of participation in the Plan and acceptance of this Award that the Employee acknowledges and explicitly consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company holds certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any awards granted, cancelled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Employee’s Award under the Plan and this Agreement (“Personal Data”). The Employee understands that the Company will transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Employee’s Award.
These recipients may be located in the United State or elsewhere. The Employee authorizes them to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s Award. The Employee may, at any time, review Personal Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Employee’s ability to participate in the Plan and receive Shares upon vesting in the TVA.

19.Appendix A: Non-U.S. Employees.

Notwithstanding any other provision in this Agreement, with respect to any Employee residing in or relocating to a country other than the United States, the Award under this Agreement will be subject to such other special terms and conditions set forth for that country in the attached Appendix A as the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

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Moog 2014 LTIP – Time Vested Award5

Exhibit 10.3

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE
MOOG INC. TIME VESTED AWARD AGREEMENT
NON-U.S. EMPLOYEES

Terms and Conditions

This Appendix includes special terms and conditions applicable to the Employee if the Employee resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement.

Canada

Termination of Employment. For purposes of Section 2(a), the date of the Employee’s termination of employment will be the date of termination specified in the written termination notification from the Company. Neither any period of notice nor any payment in lieu thereof upon termination of employment will be considered as extending the period of employment for the purposes of this Plan.

Germany

Termination of Employment: For purposes of this Agreement, the date of termination of employment will be:

–if the employment relationship is terminated by notice (Kündigung) of either party, the date when notice of termination is given, irrespective of the duration of any applicable notice period, and, if the Employee is a managing director, alternatively the date when notice of termination of the office as managing director (revocation or resignation) is given, whichever is earlier;

–if the employment relationship or the office as managing director is terminated by mutual agreement, the date when the termination agreement is concluded;

–in all other cases, the date when the employment relationship comes to its legal end.

Taxes: In the event of a conflict between the requirements of German tax law regarding wage tax and the provisions of this Agreement, the requirements of German tax law shall prevail.

No Right to Future Participation. Participation in the Plan and acceptance of this Award does not confer upon the Employee any right to participate in the Plan at any time in the future either at all or on any particular basis.

Moog 2014 LTIP – Time Vested AwardA-1

Exhibit 10.3

United Kingdom

No Right to Future Participation. Participation in the Plan and acceptance of this Award does not (a) confer upon the Employee any right to participate in the Plan at any time in the future either at all or on any particular basis; or (b) afford to the Employee any additional right to compensation on the termination of his or her employment which would not have existed had the Plan not existed. Accordingly, the Employee will waive any rights to compensation or damages in consequence of the termination of his or her employment with the Company for any reason whatsoever insofar as these rights arise or may arise from him or her ceasing to have rights under or be entitled to any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights and/or entitlements, notwithstanding any provision to the contrary in his or her contract of employment.

Moog 2014 LTIP – Time Vested AwardA-2